Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Amendment No. 2 to Form S-4 of our reports dated December 8, 2006, with respect to the consolidated financial statements and financial schedule of INTAC International, Inc. and management's assessment on the effectiveness of internal control over the financial reporting appearing in the Annual Report on Form 10-K of INTAC International, Inc. for the year ended September 30, 2006.

We also consent to the reference to us and of our reports dated December 8, 2006 under the heading "Expert" in the Prospectus, which is part of this Registration Statement.

/s/ KBA Group LLP

KBA Group LLP
Dallas, Texas
May 31, 2007